BG Staffing Acquires L.J. Kushner & Associates, a Recognized Leader in Information and Cyber Security Recruitment
Broadens Professional Service Offerings

PLANO, Texas - (December 16, 2019) - BG Staffing, Inc. (NYSE: BGSF), a growing national provider of workforce solutions, announced that on December 13, 2019 the Company completed the acquisition of substantially all of the assets of L.J. Kushner & Associates, LLC, a leading executive search and professional recruitment firm dedicated exclusively to the Information Security industry and its professionals.
Since 1999, L.J. Kushner & Associates has provided services nationally to companies of all sizes (early stage to global industries with more than 100,000 employees) with diverse needs for every major component of the Information Security industry, including:

•	Corporate Information Security Functions

•	Information Security Consulting and Professional Services Firms

•	Information Security Software Vendors

•	Information Security Business Units of Global Technology Companies

•	Recruiting Redesigned

Information Security is a unique industry comprised of many different skills and specialties. Hiring generally arises from three different scenarios:

•	Evolution – the client is initiating a new program or offering

•	Re-Tooling – the client is looking to elevate an existing function by injecting new talent and new ideas into the organization, and/or

•	Replacement – the client has just had a key employee leave or they had to terminate someone, and they are looking for someone to fill the void
Beth A. Garvey, President and CEO of BGSF, said, “We welcome L.J. Kushner & Associates as a valued new addition to our Professional segment providing broadened workforce solutions. We have long recognized the growing importance and heightening need for cyber security-related-services across virtually all recruitment verticals. We feel this addition supports our vision for the future, providing a holistic solution to our client partners and strengthens our brand throughout the country.
“L.J. Kushner & Associates places talent with a broad range of services (C-Suite and below) either for Chief Information Security Officers (CISOs), technical leadership positions, the development of specific information security functions, and entire program upgrades. They have an outstanding reputation for delivering quality information security professionals to their clients, with a high degree of both accuracy and efficiency,” concluded Garvey.
Lee J. Kushner, President of L.J. Kushner & Associates, said, “We are excited to become a part of the BGSF family of companies. As the demand for information and cyber security talent continues to increase, and the skill gap widens, the market demands a more comprehensive solution. With the opportunity to couple our 20+ years of information security industry recruitment experience and reputation with BGSF’s vision, resources, and leadership, together we are well positioned for future success.”
L.J. Kushner & Associates marks the 10th acquisition made by BGSF since 2009 to add resources and capabilities to enhance and expand BGSF’s service offerings. As is BGSF’s custom, the L.J. Kushner & Associates trade name will remain and operate as a separate brand under the BGSF umbrella (with operations in three segments: Real Estate, Professional and Light Industrial).
About L.J. Kushner & Associates
Since 1999, Freehold, New Jersey-based L.J. Kushner & Associates has been dedicated exclusively to serving the information security industry and its talented professionals. Servicing throughout the United States, the firm has built a reputation based upon its trusted professional relationships, specialized information security domain knowledge, commitment to service, and their ability to deliver on the most complex searches in an efficient manner. The firm’s President, Lee J. Kushner has been a regular speaker at information security industry conferences, presenting on topics that include hiring and retention, career development, compensation techniques, and successful interview strategies.

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About BGSF
Headquartered in Plano, Texas, BGSF provides workforce solutions to a variety of industries through its various divisions. BGSF has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 64th largest U.S. staffing company in the 2019 update and the 45th largest IT staffing firm in 2018. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BGSF’s portfolio of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “continue,” “outlook,” “progressing,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com